EARNINGS PER SHARE COMPUTATIONS:
MODIFIED TREASURY STOCK METHOD:
FOR THE THREE MONTHS ENDED MARCH 31, 1998

Total exercise proceeds                       17,930,947

Period - end outstanding shares                6,320,690

20% of period - end outstanding shares         1,264,138
                                          x
Average share price during period                $7.0521

Proceeds used to purchase shares               8,914,828

Remaining proceeds                             9,016,119

Proceeds used to retire average debt          16,168,452

Remaining proceeds to be invested             (7,152,333)

Adjusted Income (Loss):
  Net income(loss)                            (2,181,442)
  Dividends and accretion to preferred stock  (1,673,608)

Adjusted Income (Loss)                        (3,855,050)

Interest expense on retired debt(10.25%)         414,317
Interest income on proceeds invested(2.5%)             0
Tax effect of interest adjustments (40%)        (165,727)

Net income (loss) for E.P.S. purpose          (3,606,460)

Shares:
  Weighted average shares outstanding          4,172,755
  Weighted average equivalent shares o/s       2,481,443
  20% of period - end outstanding shares      (1,264,138)

Total shares for E.P.S. purposes               5,390,060

Net income (loss) per share                       ($0.67)
                                                  =======
Maximum income (minimum loss) per share:
  Adjusted Income (Loss)                       (3,855,050)
                                  divide by
  Weighted average shares outstanding           4,172,755

Net income (loss) per share                        ($0.92)
                                                   =======

EARNINGS PER SHARE COMPUTATIONS:
MODIFIED TREASURY STOCK METHOD:
FOR THE NINE MONTHS ENDED MARCH 31, 1998

Total exercise proceeds                        16,361,865

Period - end outstanding shares                 6,320,690

20% of period - end outstanding shares          1,264,138
                                           x
Average share price during period                 $9.2049

Proceeds used to purchase shares               11,636,264

Remaining proceeds                              4,725,601

Proceeds used to retire average debt           14,431,879

Remaining proceeds to be invested              (9,706,278)

Adjusted Income (Loss):
  Net income(loss)                             (4,315,726)
  Dividends and accretion to preferred stock   (3,449,805)

Adjusted Income (Loss)                         (7,765,531)

Interest expense on retired debt(10.25%)        1,109,451
Interest income on proceeds invested(2.5%)              0
Tax effect of interest adjustments(40%)          (443,780)

Net income (loss) for E.P.S. purposes          (7,099,860)

Shares:
  Weighted average shares outstanding           2,827,569
  Weighted average equivalent shares o/s        2,287,365
  20% of period - end outstanding shares       (1,264,138)

Total shares for E.P.S. purposes                3,850,796

Net income (loss) per share                        ($1.84)
                                                   =======
Maximum income (minimum loss) per share:
  Adjusted Income (Loss)                       (7,765,531)
                                  divide by
  Weighted average shares outstanding           2,827,569

Net income (loss) per share                        ($2.75)
                                                    =====